EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Metaldyne Performance Group Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-200871) on Form S-8 of Metaldyne Performance Group Inc. of our report dated March 16, 2015, with respect to the consolidated balance sheets of Metaldyne Performance Group Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit), and cash flows for the years ended December 31, 2014 and 2013 and the period from October 6, 2012 through December 31, 2012, and the related financial statement schedule, which report appears in the December 31, 2014 annual report on Form 10-K of Metaldyne Performance Group Inc. We did not audit the financial statements and financial statement schedule of ASP HHI Holdings, Inc., a wholly owned subsidiary, which financial statements reflect total assets constituting 45% as of December 31, 2013 and net sales constituting 45% and 91% for the year ended December 31, 2013 and the period from October 6, 2012 through December 31, 2012, respectively, of the related consolidated totals. Those financial statements and financial statement schedule were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for ASP HHI Holdings, Inc., is based solely on the report of the other auditors.

/s/ KPMG LLP

Detroit, Michigan

March 16, 2015